Exhibit 99.1

Amylin Pharmaceuticals, Inc.	Tel	(858) 552 2200
9360 Towne Centre Drive	Fax	(858) 552 2212
San Diego, CA 92121 USA	ww.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS, INC.
ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES

San Diego, CA — June 5, 2007 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) announced today the pricing of a private placement of $500 million aggregate principal amount of 3.00% convertible senior notes due 2014.  The offering is made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The private placement is expected to close on June 8, 2007, subject to customary closing conditions.

The notes will pay interest semiannually at a rate of 3.00% per annum.  The notes will be convertible under certain circumstances at the option of the holder at an initial conversion rate of 16.3752 shares of Amylin common stock per $1,000 principal amount of notes.  This represents an initial conversion price of approximately $61.07 per share, a 40% premium over the last reported sale price of Amylin common stock on June 4, 2007, which was $43.62 per share.  The convertible senior notes will be convertible into shares of common stock, subject to Amylin’s right to irrevocably elect to settle conversions in cash up to the principal amount and shares for any conversion value in excess thereof.  Amylin has also granted the initial purchasers of the notes an option to purchase up to an additional $75 million in aggregate principal amount of the convertible senior notes.

Amylin estimates that the net proceeds from this offering will be approximately $486.0 million after deducting initial purchasers’ discounts and estimated expenses.  As previously announced, Amylin intends to use the net proceeds of this offering to continue to commercialize its approved products, fund the development of its late stage product candidates and other pipeline candidates, establish additional manufacturing sources including its Ohio manufacturing facility, fund research and development activities, fund other operating expenses and potential acquisitions of or investments in complementary technologies or businesses and for other general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  The offering is being made within the United States only to qualified institutional buyers.  The convertible senior notes being offered and the common stock issuable upon conversion of the convertible senior notes have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve a number of risks and uncertainties.  For example, the completion of the offering is subject to the satisfaction of various closing conditions.

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CONTACT:

Mark Foletta

Senior Vice President, Finance and Chief Financial Officer

Amylin Pharmaceuticals, Inc.

+1-858-552-2200

www.amylin.com